Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-3 (Registration No. 333-257806) of our report dated October 9, 2020 with respect to the consolidated balance sheets of Recon Technology, Ltd and Subsidiaries as of June 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2020, and the related notes appearing in Recon Technology, Ltd’s Annual Report on Form 20-F for the year ended June 30, 2020, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts”.

/s/ Friedman LLP

New York, New York

October 1, 2021